Exhibit 99.1

Audentes Therapeutics Reports First Quarter 2017 Financial Results and

Provides Corporate Update

-	INDs for AT132 to treat X-Linked Myotubular Myopathy (XLMTM) and AT342 to treat

Crigler-Najjar Syndrome are active

-	Strengthened balance sheet with a follow-on financing of $80.7 million in net proceeds

-	Preliminary clinical data from phase 1/2 studies of AT132 and AT342 anticipated in the fourth quarter of 2017

San Francisco, Calif., May 11, 2017 / PRNewswire/ -- Audentes Therapeutics, Inc. (Nasdaq: BOLD), a biotechnology company focused on developing and commercializing gene therapy products for patients living with serious, life-threatening rare diseases, today reported its financial results for the quarter ended March 31, 2017, and provided an update on the company’s recent achievements and anticipated upcoming milestones.

“2017 is off to a great start for Audentes, highlighted by the FDA clearance of IND filings for our XLMTM and Crigler-Najjar programs and our recent completion of a follow-on financing,” stated Matthew R. Patterson, President and Chief Executive Officer.  “By combining a strong balance sheet with our world-class team and large-scale, internal cGMP manufacturing capabilities, we are well positioned to rapidly advance our pipeline of product candidates and to further our mission to deliver gene therapy products to patients.”

Mr. Patterson continued, “Our primary, near-term goals are to initiate ASPIRO and VALENS, the phase 1/2 studies of AT132 for XLMTM and AT342 for Crigler-Najjar, and to report preliminary data from each study by year-end 2017.  We are also on track to file INDs to evaluate the systemic administration of AT982 for the treatment of Pompe disease and AT307 for the treatment of CPVT.  As a result, in 2018 we plan to be conducting clinical trials in each of our four development programs.”

Recent Achievements

•	Follow-on Financing:
-

Strengthened balance sheet with completion of a follow-on financing in April 2017.  Audentes issued 5,955,151 shares of common stock at an offering price of $14.50 per share, resulting in net proceeds of $80.7 million after the deduction of underwriting discounts, commissions and estimated offering expenses.

-	Current cash, cash equivalents and marketable securities are planned to fund operations into late 2019.
-

Audentes plans to use these funds to obtain interim six month results from the phase 1/2 studies in its XLMTM and Crigler-Najjar programs, to file INDs and initiate phase 1/2 studies in its CPVT and Pompe disease programs, and to advance its manufacturing capabilities in support of these programs.

•	AT132 for X-Linked Myotubular Myopathy:
-	Investigational New Drug (IND) cleared by FDA.
-

Completed enrollment of INCEPTUS, a prospective clinical assessment and phase 1/2 run-in study of 16 patients.  INCEPTUS is designed to characterize disease presentation in patients aged three years or younger living with XLMTM, to serve as a longitudinal baseline and within-patient control, and to facilitate operational aspects for patients who enroll in ASPIRO, the phase 1/2 study of AT132.

-

Reported data from RECENSUS, a retrospective medical chart review of XLMTM patients. Preliminary data confirm the significant mortality and morbidity associated with XLMTM, and expand our understanding of the substantial disease and health economic burden experienced by patients, families and the healthcare system.

•	AT342 for Crigler-Najjar Syndrome:
-	IND cleared by FDA.
-

Commenced enrollment in LUSTRO, a prospective clinical assessment and phase 1/2 run-in study to characterize the disease course, natural history, bilirubin variability and phototherapy usage of Crigler-Najjar patients.  LUSTRO is designed to serve as a longitudinal baseline and within-patient control, and to facilitate operational aspects for patients who enroll in VALENS, the phase 1/2 study of AT342.

•	AT982 for Pompe Disease:
-	Investigator-sponsored IND for proof-of-concept study evaluating intramuscular administration of AT982 in adult patients with Pompe disease cleared by FDA.

Upcoming Planned Events

•	AT132 for X-Linked Myotubular Myopathy:
-	Commence enrollment in ASPIRO, a phase 1/2 multicenter, multinational, open-label study in 12 XLMTM patients less than five years of age
-	Present data from a non-human primate safety and potency study at the American Society of Gene & Cell Therapy 20th Annual Meeting (May 10-13, 2017)
-	Report preliminary data from INCEPTUS, a clinical assessment and phase 1/2 run-in study, in mid-2017
-	Manufacture cGMP product at internal facility to supply ASPIRO
-	Report preliminary clinical data from ASPIRO in the fourth quarter of 2017

•	AT342 for Crigler-Najjar Syndrome:
-	Commence enrollment in VALENS, the phase 1/2 multicenter, multinational, open-label study in approximately 12 patients greater than one year of age
-	Present safety and efficacy data from a dose-escalation study in a murine model of Crigler-Najjar at the American Society of Gene & Cell Therapy 20th Annual Meeting (May 10-13, 2017)
-	Report preliminary data from LUSTRO, the phase 1/2 run-in study in mid-2017
-	Manufacture cGMP product at internal facility to supply VALENS
-	Report preliminary clinical data from VALENS in the fourth quarter of 2017

•	AT307 for CASQ2-CPVT:
-	Complete IND enabling preclinical studies
-	File IND in the second half of 2017

•	AT982 for Pompe Disease:
-	Conduct additional preclinical studies in support of an IND filing to evaluate systemic administration of AT982 in Pompe disease in the first half of 2018
-	Report preliminary data from an investigator-sponsored proof-of-concept study evaluating intramuscular injection of AT982 in adult subjects with Pompe disease in the second half of 2017

First Quarter 2017 Financial Results

•

Cash Position: As of March 31, 2017, Audentes had cash, cash equivalents and short-term investments of $81.7 million.  This cash balance did not include $80.7 million of net proceeds from the sale of 5,955,151 shares of common stock in the Company’s follow-on financing in April 2017.

•

R&D Expenses:  Research and development expenses were $14.6 million for the first quarter of 2017 compared to $7.9 million for the same period in 2016, an increase of $6.7 million. The increase was primarily due to higher expenses for our development programs including higher expenses for internal manufacturing, preclinical studies, initiation of clinical trials, increased R&D headcount and IND filing costs.

•

General and Administrative: General and administrative expenses were $3.7 million for the first quarter of 2017 compared to $2.6 million for the same period in 2016, an increase of approximately $1.1 million. The increase was primarily due to higher G&A headcount and increased costs related to operating as a public company.

•	Net Loss: Net loss was $18.1 million for the first quarter of 2017, compared to a net loss of $10.5 million for the same period in 2016.

About Audentes Therapeutics, Inc.

Audentes Therapeutics (Nasdaq: BOLD) is a biotechnology company focused on developing and commercializing gene therapy products for patients living with serious, life-threatening rare diseases.  We have four product candidates in development, AT132 for the treatment of X-Linked Myotubular Myopathy (XLMTM), AT342 for the treatment of Crigler-Najjar Syndrome, AT982 for the treatment of Pompe disease, and AT307 for the treatment of the CASQ2 subtype of Catecholaminergic Polymorphic Ventricular Tachycardia (CASQ2-CPVT).  We are a focused, experienced and passionate team committed to forging strong, global relationships with the patient, research and medical communities.

For more information regarding Audentes, please visit www.audentestx.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: the expected timing of various milestones across the Company’s portfolio of development programs, including the timing of preliminary clinical data from the phase 1/2 studies of AT132 and AT342 in the fourth quarter of 2017, the filing of an IND for AT307 in the second half of 2017 and the filing of an IND for the systemic administration of AT982 in the first half of 2018; the ability of Audentes to rapidly advance its portfolio of product candidates, including the conduct of clinical trials in all four programs in 2018; the ability of the existing cash balance to fund operations in to late 2019 and to obtain interim six month results from the phase 1/2 studies of AT132 and AT342, and to file INDs and initiate phase 1/2 studies of AT307 and

AT982; the ability of INCEPTUS and LUSTRO to act as a longitudinal baseline and within patient control for ASPIRO and VALENS, respectively; the ability of the Company to successfully manufacture product at its internal manufacturing facility to supply the phase 1/2 studies of AT132 and AT342; the anticipated timing to report data from the INCEPTUS and LUSTRO studies in mid-2017; the receipt and reporting of preliminary clinical data from an investigator sponsored proof-of-concept study of AT982.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause the company's actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the company's ability to advance its product candidates, obtain regulatory approval of and ultimately commercial its product candidates, the timing and results of preclinical and clinical trials, the company's ability to fund development activities and achieve development goals, the company’s ability to establish and scale-up manufacturing processes that comply with regulatory requirements, the company's ability to protect intellectual property and other  risks and uncertainties described under the heading "Risk Factors" in documents the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Selected Financial Information

Operating Results:

(amounts in thousands except share and per share data)

	Three months ended March 31,
	2017	2016
	Unaudited

Operating expenses:
Research and development	$14,587	$7,906
General and administrative	3,658	2,632
Total operating expenses	18,245	10,538
Loss from operations	(18,245)	(10,538)
Interest income, net	147	97
Other expense, net	(17)	(23)
Net loss	$(18,115)	$(10,464)

Net loss per share, basic and diluted	$(0.83)	$(4.85)
Shares used in computing net loss per share, basic and diluted	21,755,134	2,159,065

Selected Balance Sheet Information:

(amounts in thousands)

	March 31,	December 31,
	2017	2016
	Unaudited

Cash, cash equivalents and short-term investments	$81,728	$104,883
Total assets	$121,739	$142,057
Total liabilities	$19,211	$22,686
Total stockholders' equity	$102,528	$119,371

Audentes Contacts:

Investor Contact:

Thomas Soloway, CFO

415.818.1040

ir@audentestx.com

Media Contact:

Paul Laland

415.519.6610

media@audentestx.com